Exhibit 99.1

Contact:

Stacey Jurchison

PharmAthene, Inc.

Phone: 410-269-2610

JurichsonS@PharmAthene.com

PHARMATHENE REPORTS THIRD QUARTER 2008

FINANCIAL AND OPERATIONAL RESULTS

ANNAPOLIS, MD – November 13, 2008 – PharmAthene, Inc. (NYSE Alternext US: PIP), a biodefense company developing medical countermeasures against biological and chemical threats, today reported financial and operational results for the third quarter and nine months ended September 30, 2008.

For the third quarter of 2008, PharmAthene recognized revenues of $10.7 million compared to $3.4 million in the same period of 2007.  For the nine months ended September 30, 2008 and 2007, the Company reported revenues of $27.4 million and $8.7 million, respectively. These revenues consisted primarily of contract funding from the U.S. government for the development of the Company’s medical countermeasures, Protexia®, SparVax™ and RypVax™.  As a result of the Avecia vaccines acquisition in the second quarter of 2008, and particularly the acquired U.S. government contracts supporting the development of the rPA anthrax vaccines and RypVax™ plague vaccine product candidates, revenues for the three and nine month periods ended September 30, 2008 were further boosted by $5.5 million and $8.9 million, respectively.

Research and development expenses were $9.4 million and $3.6 million for the quarter ended September 30, 2008 and 2007, respectively. For the nine months ended September 30, 2008 and 2007, research and development expenses were $26.5 million and $10.7 million, respectively.  Expenses for the third quarter and nine months of 2008 resulted from research and development activities related to programs for Valortim® and Protexia® as well as expenses related to the Company’s SparVax™ and RypVax™ programs, which were acquired in the second quarter of 2008.   The increase in research and development expenses is primarily due to process development expenses, manufacturing activities and clinical development expenses related to the Company’s programs.

General and administrative expenses for the Company were $4.8 million and $3.2 million for the quarter ended September 30, 2008 and 2007, respectively.  For the nine months ended September 30, 2008 and 2007, general and administrative expenses were $14.7 million and $8.6 million, respectively.  General and administrative expenses increased as a result of additional employee costs due to the increase in headcount following the Avecia acquisition, as well as increased travel expenses, non-cash stock compensation expense, and increased legal and consulting expenses.

PharmAthene Reports Third Quarter 2008 Financial and Operational Results

For the third quarter of 2008 PharmAthene’s net loss attributable to common shareholders was $4.3 million or $0.20 per share, compared to $1.0 million or $0.07 per share in the same period of 2007.  For the nine months ended September 30, 2008, the Company’s net loss attributable to common shareholders was $31.2 million or $1.41 per share, compared to $12.6 million or $2.44 per share in the same period of 2007.

As of September 30, 2008, available cash, cash equivalents and short term investments were $13.2 million, excluding restricted cash totaling $14.5 million and gross proceeds from the Panacea Biotec investment of $13.1 million received in October 2008.

 “The past several months have been an extraordinarily exciting time for PharmAthene as we continue to execute successfully against our objectives and achieve significant milestones in each of our biodefense programs,” said David P. Wright, President and Chief Executive Officer.

“The next several months will be a pivotal time for our organization as we transition from a development company to one potentially generating product revenues if we are awarded a procurement contract for SparVax™,” continued Mr. Wright.

 “We also strengthened our balance sheet in October 2008, adding gross proceeds of $13.1 million as part of a strategic investment by Panacea Biotec Ltd.  Together these achievements provide a solid foundation from which to continue to advance our business objectives and build value for our shareholders,” said Mr. Wright.

Conference Call and Webcast Information

PharmAthene management will host a conference call to discuss the Company’s third quarter and nine month results on November 13, 2008, at 4:30 p.m., E.T. The dial-in number for U.S. callers is 800-798-2801 and for international callers is 617-614-6205. The participant passcode is 81927054.

A replay of the conference call will be available for 30 days, beginning at approximately 6:30 p.m. E.T. on November 13, 2008 until approximately 11:50 p.m. E.T. December 13, 2008. The dial-in number for U.S. callers is 888-286-8010, and for international callers is 617-801-6888. The participant passcode is 74215682.

The webcast of the conference call can be accessed from the company’s website at http://www.pharmathene.com. A link to the webcast may be found on the Investor Relations section of the website.

About PharmAthene, Inc.

PharmAthene was formed to meet the critical needs of the United States and its allies by developing and commercializing medical countermeasures against biological and chemical weapons.  PharmAthene’s lead product development programs include:

•                  SparVax™ - a second generation recombinant protective antigen (rPA) anthrax vaccine

•                  Valortim® - a fully human monoclonal antibody for the prevention and treatment of anthrax infection

PharmAthene Reports Third Quarter 2008 Financial and Operational Results

•                  Protexia® - a novel bioscavenger for the prevention and treatment of morbidity and mortality associated with exposure to chemical nerve agents

•                  RypVax™ - a recombinant dual antigen vaccine for plague

•                  a third generation rPA anthrax vaccine.

For more information about PharmAthene, please visit www.PharmAthene.com.

Statement on Cautionary Factors

Except for the historical information presented herein, matters discussed may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements.  Statements that are not historical facts, including statements preceded by, followed by, or that include the words “potential”; “believe”; “anticipate”; “intend”; “plan”; “expect”; “estimate”; “could”; “may”; “should”; or similar statements are forward-looking statements.  PharmAthene disclaims, however, any intent or obligation to update these forward-looking statements.  Risks and uncertainties include risk associated with the reliability of the results of the studies relating to human safety and possible adverse effects resulting from the administration of the Company’s product candidates, unexpected funding delays and/or reductions or elimination of U.S. government funding for one or more of the Company’s development programs, including without limitation our bid related to SparVax™ under the DHHS Request for Proposals for an Anthrax Recombinant Protective Antigen (rPA) Vaccine for the Strategic National Stockpile, the award of government contracts to our competitors, unforeseen safety issues, challenges related to the development, scale-up, and/or process validation of manufacturing processes for our product candidates, unexpected  determinations that these product candidates prove not to be effective and/or capable of being marketed as products, as well as risks detailed from time to time in PharmAthene’s Forms 10-K and 10-Q under the caption “Risk Factors” and in its other reports filed with the U.S. Securities and Exchange Commission (the “SEC”).

Copies of PharmAthene’s public disclosure filings are available from its investor relations department and our website under the investor relations tab at www.pharmathene.com.

PharmAthene Reports Third Quarter 2008 Financial and Operational Results

PHARMATHENE, INC.

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2008	2007
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$10,140,919	$40,582,643
Restricted cash	5,000,000	—
Short-term investments	3,107,108	12,153,945
Accounts receivable	10,912,569	4,005,693
Other receivables	543,309	1,240,069
Prepaid expenses and other current assets	844,375	492,294
Total current assets	30,548,280	58,474,645

Long-term restricted cash	9,500,000	—
Property and equipment, net	6,191,093	6,571,024
Patents, net	1,128,222	1,312,991
Other long-term assets	183,588	183,588
Deferred costs	251,193	68,884
Goodwill	2,502,909	—
Total assets	$50,305,285	$66,611,132

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$3,205,696	$1,393,664
Accrued expenses and other liabilities	9,299,964	3,602,886
Note payable	12,932,973	—
Current portion of long-term debt	4,000,000	4,000,000
Total current liabilities	29,438,633	8,996,550

Other long-term liabilities	7,793,835	374,040
Long-term debt	1,904,936	16,668,458
Total liabilities	39,137,404	26,039,048

Stockholders’ equity:
Common stock, $0.0001 par value; 100,000,000 shares authorized; 22,113,684 and 22,087,121 shares issued and outstanding; respectively, at September 30, 2008 and December 31, 2007	2,212	2,209
Additional paid-in capital	128,705,555	126,490,647
Accumulated other comprehensive income	1,075,828	1,481,779
Accumulated deficit	(118,615,714)	(87,402,551)
Total stockholders’ equity	11,167,881	40,572,084
Total liabilities and stockholders’ equity	$50,305,285	$66,611,132

PharmAthene Reports Third Quarter 2008 Financial and Operational Results

PHARMATHENE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)

Contract revenue	$10,643,705	$3,371,299	$27,377,207	$8,672,485
Other revenue	32,461	831	53,612	7,831
	10,676,166	3,372,130	27,430,819	8,680,316

Operating expenses:
Research and development	9,414,093	3,647,329	26,475,436	10,734,292
General and administrative	4,803,190	3,150,894	14,655,971	8,605,147
Acquired in-process research and development	225,000	—	16,131,002	—
Depreciation and amortization	205,409	209,420	641,425	518,713
Total operating expenses	14,647,692	7,007,643	57,903,834	19,858,152

Loss from operations	(3,971,526)	(3,635,513)	(30,473,015)	(11,177,836)
Other income (expense):
Interest income	200,979	275,550	1,034,914	424,763
Gain on the extinguishment of debt	—	1,206,743	—	1,206,743
Other income (expense)	49,035	—	49,035	—
Interest expense	(628,470)	(593,893)	(1,947,245)	(1,365,165)
Change in market value of derivative instruments	7,604	2,430,199	123,148	2,423,370
Total other expense	(370,852)	3,318,599	(740,148)	2,689,711

Net loss	(4,342,378)	(316,914)	(31,213,163)	(8,488,125)
Accretion of redeemable convertible preferred stock to redemptive value	—	(653,197)	—	(4,133,733)
Net loss attributable to common shareholders	$(4,342,378)	$(970,111)	$(31,213,163)	$(12,621,858)
Basic and diluted net loss per share	$(0.20)	$(0.07)	$(1.41)	$(2.44)
Weighted average shares used in calculation of basic and diluted net loss per share	22,095,545	14,154,116	22,089,949	5,181,823

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